EXHIBIT 99.1

News
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Communications: Terri Vogt (314) 577-7750
Investor Relations: Dave Sauerhoff (314) 577-9009
ANHEUSER-BUSCH PREVIEWS STRONG THIRD QUARTER RESULTS 1/
          ST. LOUIS, Oct. 3, 2008 — Anheuser-Busch Cos. Inc. (NYSE: BUD) announced today that it achieved good U.S. beer volume growth in the third quarter. Driven by the successful national introduction of Bud Light Lime, U.S. beer shipments-to-wholesalers increased 2.3 percent for the third quarter, with sales-to-retailers for the quarter up 3.6 percent.2/
          In addition, the pricing environment in the U.S. beer market continues to be favorable. Management expects revenue per barrel3/ to increase nearly 4 percent in the third quarter, including favorable brand mix. As planned, implementation of the company’s 2009 price increase plan was initiated in the latter half of September. By October 1, Anheuser-Busch had taken pricing actions covering over 85 percent of the company’s U.S. beer volume.
          Commodity cost pressures continue but are being mitigated by the company’s Blue Ocean cost savings initiatives. Cost of goods sold per barrel for the U.S. beer company is expected to increase slightly less than revenue per barrel in the third quarter, yielding gross margin expansion in the period.
          The company’s international beer operations are also performing well. International beer operations volume is expected to be up mid-single digits in the third quarter with pretax profits up over 20 percent (excludes equity income).
          Packaging segment pretax income in the third quarter is expected to be up in the mid-teens, while entertainment profits are expected to be down somewhat.
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Anheuser-Busch Third Quarter Preview
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          Consolidated marketing, distribution and administrative expenses in the third quarter are expected to be up mid-single digits.
          Consolidated pretax income in the third quarter is expected to be up low double-digits, excluding one time items.1/ The company continues to expect equity income to decline for the full year.
Other Matters
          The company’s final third quarter earnings results are planned to be released on November 6, 2008.
Notes:
1.	All profit comparisons exclude one-time items. In conjunction with the company’s salaried workforce reduction initiative, as previously announced, the company expects to recognize in the third and fourth quarters of 2008 one-time pretax charges estimated in the range of $400 million to $525 million for enhanced retirement and severance costs, with associated cash expenditures of approximately $100 million to $140 million.

2.	Sales-to-retailers are presented on a comparable selling day adjusted basis. The third quarter of 2008 had one more selling day than the third quarter of 2007. Shipments-to-wholesalers are not selling day adjusted.

3.	Domestic revenue per barrel is calculated as net sales generated by the company’s U.S. beer operations on barrels of beer sold, determined on a U.S. GAAP basis, divided by the volume of beer shipped to U.S. wholesalers.
     This release contains forward-looking statements regarding the company’s expectations concerning its future operations, earnings and prospects. On the date the forward-looking statements are made, the statements represent the company’s expectations, but the company’s expectations concerning its future operations, earnings and prospects may change. The company’s expectations involve risks and uncertainties (both favorable and unfavorable) and are based on many assumptions that the company believes to be reasonable, but such assumptions may ultimately prove to be inaccurate or incomplete, in whole or in part. Accordingly, there can be no assurances that the company’s expectations and the forward-looking statements will be correct. Important factors that could cause actual results to differ (favorably or unfavorably) from the expectations stated in this release include, among others, changes in the pricing environment for the company’s products; changes in U.S. demand for malt beverage products, including changes in U.S. demand for other alcohol beverages; changes in consumer preference for the company’s malt beverage products; changes in the distribution for the company’s malt beverage products; changes in the cost of marketing the company’s malt beverage products; regulatory or legislative changes, including changes in beer excise taxes at either the federal or state level and changes in income taxes; changes in the litigation to which the company is a party; changes in raw materials prices; changes in packaging materials costs; changes in energy costs; changes in the financial condition of the company’s suppliers; changes in interest rates; changes in foreign currency exchange rates; unusual weather conditions that could impact beer consumption in the U.S.; changes in attendance and consumer spending patterns for the company’s theme park operations; changes in demand for aluminum beverage containers; changes in the company’s international beer business or in the beer business of the company’s international equity partners; changes in the economies of the countries in which the company, its international beer business or its international equity partners operate; future acquisitions or divestitures by the company, including effects on its credit rating; changes resulting from transactions among the company’s global or domestic competitors; and the effect of stock market conditions on the company’s share repurchase program. Anheuser-Busch disclaims any obligation to update or revise any of these forward-looking statements. Additional risk factors concerning the company can be found in the company’s most recent Form 10-K.